Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Media Inquiries:	Investor Inquiries:
Cindy Eikenberg	(866) 438-3784
Manager of Public Relations	investor@earthshell.com
EarthShell Corporation
(410) 847-9420
www.earthshell.com

Media Inquiries:
J.B. Hancock
Capitoline Communications
(703) 841-0626
hancock@alcalde-fay.com

EARTHSHELL® CORPORATION APPROVES REVERSE STOCK SPLIT

Shareholder call scheduled for October 30, 2003

SANTA BARBARA, CA, October 20, 2003—EarthShell Corporation (NASDAQ: ERTH), innovators of food service packaging designed with the environment in mind, today announced that its Board of Directors approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock.  This action by the Board of Directors follows approval by 88% of the stockholders of a proposal at the 2003 Annual Meeting which authorized the Board to take such action.  The decision by the Board of Directors was prompted by the need to maintain compliance with certain covenants in the Company’s Secured Convertible Debentures due March 5, 2006 which require the Company to retain its listing on a national market.  This listing requirement is that the Company’s common stock trade above $1.00 minimum bid price for ten consecutive trading days prior to November 18, 2003.

After careful analysis, the Company’s Board approved the final ratio for the split at one-for twelve (1:12), whereby each twelve shares of the Company’s issued and outstanding common stock will be automatically converted into one share of new common stock.  The percentage of the Company’s stock owned by each shareholder will remain the same.  No fractional shares will be issued, and instead, the Company’s transfer agent will aggregate and sell any fractional shares on the open market and will distribute the pro rata share of the cash proceeds to the holders of fractional share interests.

Prior to effecting the reverse split, the Company has approximately 167,206, 400 shares of common stock issued and outstanding; following the reverse split, there will be approximately 13,933,867 shares outstanding, subject to rounding for fractional shares.  The authorized shares of common stock will be reduced from 200,000,000 to 25,000,000 upon the effective date of the split.  The Company currently intends that the reverse split will be effective as of October 31, 2003.

The Company will host a conference call on October 30, 2003 at 4:15 p.m. Eastern / 1:15 p.m. Pacific to update its stockholders on the Company’s significant progress and developments, to report third quarter results, and to address questions.  Call-in details will be published in a separate release.

EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

For more information, please visit our website www.earthshell.com.

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This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, those discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.